                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.__)


Filed by the Registrant                     [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement                     [   ]  Confidential, for Use of the Commission Only
[ X ]  Definitive Proxy Statement                             (as permitted by Rule 14a-6(e)(2))
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to
       Section 240.14a-11(c) or Section 240.14a-12

                          JLK DIRECT DISTRIBUTION INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


Payment of filing fee (Check the appropriate box):

[ X ]  No fee required.

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           -----------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           -----------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           -----------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:

           -----------------------------------------------------------------

       (5) Total fee paid:

           -----------------------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  -----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        -------------------
       (3) Filing Party:
                        ---------------------------------------------------
       (4) Date Filed:
                      -----------------------------------------------------

                          JLK DIRECT DISTRIBUTION INC.
                          LATROBE, PENNSYLVANIA 15650

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                          TO BE HELD OCTOBER 26, 1999

To the Shareowners of JLK Direct Distribution Inc.:

     The Annual Meeting of Shareowners of JLK Direct Distribution Inc. will be held at the Kennametal Inc. Technology Center, located at 1600 Technology Way (on Route 981 South), approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Tuesday, October 26, 1999, at 2:00 p.m., to consider and act upon the following matters:

     1. The election of eight directors for terms to expire in 2000; and

     2. The election of auditors for the fiscal year ending June 30, 2000.

     Shareowners also will be asked to consider such other business as may properly come before the meeting. The Board of Directors has fixed Wednesday, September 8, 1999, as the record date for the determination of shareowners entitled to notice of and to vote at the Annual Meeting.

     IF YOU ARE UNABLE TO ATTEND THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                     Kevin G. Nowe
                                                       Secretary

September 14, 1999

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREOWNERS

                                OCTOBER 26, 1999

     This Proxy Statement is being furnished to the shareowners of JLK Direct Distribution Inc. (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Shareowners which is scheduled to be held on October 26, 1999. Holders of shares of the Corporation's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and the Class B Common Stock, par value $.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock") of record at the close of business on September 8, 1999 will be entitled to vote at the meeting. On that date there were 4,273,390 shares of the Class A Common Stock outstanding and entitled to vote one vote per share, and 20,237,000 shares of the Class B Common Stock outstanding and entitled to vote 10 votes per share. All shares of Class B Common Stock, representing approximately 97.9% of the voting power of the Corporation, are held by Kennametal Inc. ("Kennametal"), the parent of the Corporation. The Class A Common Stock and the Class B Common Stock will vote together as a single class with respect to all matters submitted to the shareowners for approval at the Annual Meeting.

     Any shareowner who executes and returns the proxy may revoke it at will at any time prior to the voting of the proxy, but revocation of the proxy will not be effective until written notice thereof has been received by the Secretary of the Corporation. The proxy may also be revoked by voting in person at the meeting or by delivering a later dated, signed proxy. The shares represented by all properly executed proxies received by the Secretary in the accompanying form of proxy prior to the meeting and not so revoked will be voted. Where a choice is specified on the form of proxy, the shares will be voted in accordance with the choice made therein. If no such choice is made, the shares will be voted in accordance with the recommendation of the Board of Directors. Unless otherwise indicated by the shareowner, the proxy card also confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting of Shareowners. Under Pennsylvania law and the Corporation's Articles of Incorporation and By-Laws, abstentions and broker non-votes will have no effect on matters to be voted on at the Annual Meeting since directors and auditors are to be elected by the affirmative vote of at least a plurality of the votes cast by shareowners present, in person or by proxy, at the meeting. A majority of the named proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers granted to them by the proxies solicited hereunder. The address of the principal executive offices of the Corporation is 1600 Technology Way, Latrobe, Pennsylvania 15650, and the date this Proxy Statement was mailed to shareowners was on or about September 24, 1999.

                             ELECTION OF DIRECTORS

     Eight persons will be elected to hold office as Directors of the Corporation for a term of one year, and until their successors are elected and qualified.

     The persons named in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the meeting for the election of the following nominees named to serve as directors. The nominees for election for a term of one year are Richard C. Alberding, Jeffery M. Boetticher, Irwin L. Elson, Aloysius T. McLaughlin, Jr. and William R. Newlin, who have each served as a director since June 24, 1997, H. Patrick Mahanes, Jr., who has served as a director since April 23, 1998, Richard J. Orwig, who has served as a director since September 16, 1998, and Markos I. Tambakeras, who has served as a director since July 1, 1999. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES.

     If at the time of the meeting any of the foregoing nominees is not available to serve as a director, an event which the Corporation has no reason to anticipate, the Corporation has been informed that the persons named in the enclosed form of proxy intend to vote the shares represented by them at the meeting for such other person or persons, if any, as may be nominated by the Board of Directors.

     The following table provides certain information concerning each nominee for election as a director:

                                                  PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                        AND DIRECTORSHIPS OF OTHER
      FIRST ELECTED (1)                     PUBLICLY-TRADED CORPORATIONS (2)
      -----------------                     --------------------------------
Richard C. Alberding           Retired, having served as Executive Vice President,
Age: 68                        Marketing and International, of Hewlett-Packard Company (a
Director since 1997            designer and manufacturer of electronic products for
                               measurement and computation). Director of Walker
                               Interactive Systems, Inc., Sybase, Inc., Digital Microwave
                               Corp., Paging Network, Inc., Digital Link Corporation and
                               Kennametal. Former director of Quickturn Design Systems
                               Inc. and Storm Technology, Inc.

Jeffery M. Boetticher          Chief Executive Officer of Frances Meyer Inc. (a specialty
Age: 48                        paper company) since January 1999. Served as Chief
Director since 1997            Executive Officer of Black Box Corporation (a leading
                               worldwide direct marketer of computer communications and
                               technical service provider of networking solutions) from
                               June 1997 through July 1998, having also served as
                               President of Black Box Corporation from June 1994 through
                               May 1997. From March 1991 through May 1994, he served as
                               President and Chief Executive Officer of Black Box
                               Corporation of Pennsylvania, a wholly-owned subsidiary of
                               Black Box Corporation. He is also a director of Holden
                               Corporation, CME Information Services, Inc. and the
                               Pittsburgh Technology Council.

Irwin L. Elson                 Retired, a co-founder of J&L America, Inc. ("J&L") having
Age: 60                        served as President of J&L from July 1996 until June 1997
Director since 1997            and as a Vice President of Kennametal from 1990, when it
                               acquired J&L, to August 1994.

H. Patrick Mahanes, Jr.        Chief Operating Officer of Kennametal since 1995. A Vice
Age: 56                        President of Kennametal since 1987, he was Director of
Director since 1998            Operations of Kennametal from 1991 to 1995.

Aloysius T. McLaughlin, Jr.    Retired, having served as Vice Chairman of Dick Corporation
Age: 64                        (a general contractor) from 1993 to 1995 and as President
Director since 1997            and Chief Operating Officer from 1985 until 1993. Director of Kennametal.

William R. Newlin (3)          Managing Partner of Buchanan Ingersoll Professional
Age: 58                        Corporation (attorneys at law) since 1980. Managing General
Director since 1997            Partner of CEO Venture Funds (private venture capital
                               funds). Director of Black Box Corporation, National City
                               Bank of Pennsylvania, Parker/Hunter Incorporated and the
                               Pittsburgh Technology Council. Chairman of the Board of
                               Directors of the Corporation and of Kennametal.

Richard J. Orwig               President and Chief Executive Officer of the Corporation
Age: 58                        since September 17, 1998. Served as Vice President and
Director since 1998            Chief Financial and Administrative Officer of Kennametal
                               from 1994 until September 17, 1998, and as Vice President
                               and Director of Administration of Kennametal from 1991 to
                               1994.

                                                  PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                        AND DIRECTORSHIPS OF OTHER
      FIRST ELECTED (1)                     PUBLICLY-TRADED CORPORATIONS (2)
      -----------------                     --------------------------------
Markos I. Tambakeras           President and Chief Executive Officer of Kennametal since
Age: 48                        July 1999. From 1997 to June 1999, served as President,
Director since 1999            Industrial Controls Business of Honeywell Incorporated
                               (provider of control technologies), having previously
                               served as President, Industrial Automation and Control,
                               Honeywell Incorporated from 1995 to 1996 and as President,
                               Honeywell Asia Pacific in Hong Kong from 1992 to 1994.
                               Director of Kennametal.

---------------

(1) Each current director has served continuously since he was first elected.

(2) Unless otherwise shown in the table, each person named has served in his principal occupation during the past five years.

(3) The Corporation engaged Buchanan Ingersoll Professional Corporation, the law firm of which William R. Newlin is Managing Partner, to perform services for the Corporation during fiscal 1999 and fiscal 2000.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Corporation's Board of Directors held eight meetings during the year ended June 30, 1999. The committees of the Board of Directors include an Audit Committee and a Compensation Committee. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which he is a member.

     Audit Committee: The Audit Committee met four times during the past fiscal year. The Committee's primary function is to evaluate management's performance of its financial reporting responsibilities including the annual report and proxy materials. The Committee also reviews the internal financial and operational controls of the Corporation, monitors the fees, results and effectiveness of the annual audit and compliance with Kennametal's code of business conduct and the independence of the public accountants. The Committee also reviews compliance with intercompany agreements with Kennametal, legal and regulatory and employee benefit plan reporting requirements and monitors critical management information systems. The Committee recommends to the Board of Directors for approval by the Board of Directors and shareowners the election of the independent public accountant. The following directors currently comprise the Committee: Aloysius T. McLaughlin, Jr. and Jeffery M. Boetticher (Chairman).

     Compensation Committee: The Compensation Committee met three times during the past fiscal year. The Committee's duties include the establishment of salaries, bonuses and other compensation for the Corporation's executive officers (excluding the President whose compensation is recommended by the Committee but determined by the Board of Directors) and the administration of the Corporation's compensation plans, including the 1997 JLK Direct Distribution Inc. Stock Option and Incentive Plan and the JLK Direct Distribution Inc. Management Bonus Plan (the "JLK Bonus Plan"). The following directors currently comprise the Committee: Markos I. Tambakeras and Richard C. Alberding (Chairman). The report of the Compensation Committee appears elsewhere in this Proxy Statement.

     Directors who are not employees of the Corporation or Kennametal each receive compensation from the Corporation for services as a director at an annual rate of $20,000. Members of the Audit Committee and members of the Compensation Committee who are not employees of the Corporation or Kennametal each receive additional compensation of $1,000 per meeting. Directors who are employees of the Corporation or Kennametal do not receive any compensation for services as a director or as a member of any committee of the Board of Directors. Under the Corporation's Deferred Fee Plan for Outside Directors (the "Deferred Fee Plan"), directors are permitted annually to request that the payment of any compensation that may be payable to them for services as a director or committee member be deferred for payment, with interest, at a later time.

Such deferred payments may be invested at a stated interest rate or in stock credits ("Stock Credits") representing the Corporation's Class A Common Stock or the Capital Stock, par value $1.25 per share, of Kennametal (the "Kennametal Capital Stock").

                      EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table provides certain information pertaining to executive officers of the Corporation:

   NAME, AGE, AND POSITION                  EXPERIENCE DURING PAST FIVE YEARS
   -----------------------                  ---------------------------------
Richard J. Orwig               Named President and Chief Executive Officer in 1998.
Age: 58                        Elected a Vice President of Kennametal in 1987 and was
President and Chief Executive  Chief Financial and Administrative Officer of Kennametal
Officer                        from 1994 to 1998.

John M. Beaudoin               Elected Vice President -- Marketing in 1997. Formerly,
Age: 36                        Director of Product Management for J&L from 1992 to 1997.
Vice President --
Marketing

Paul E. Fuller                 Elected Vice President -- Sales in 1998. Formerly, Eastern
Age: 56                        U.S. Regional Business Manager for Kennametal from 1994 to
Vice President --              1998.
Sales

Charles G. Lendvoyi            Elected Vice President -- Full Service Supply in 1998.
Age: 57                        Director of Full Service Supply since 1997. Formerly,
Vice President --              Director of Full Service Supply with Kennametal from 1993
Full Service Supply            to 1997.

Diana L. Scott                 Named Chief Financial Officer in 1999. Elected Vice
Age: 45                        President in 1998 and Treasurer in 1997. Secretary and
Vice President,                Director of Finance from 1997 to 1998. Controller for J&L
Chief Financial Officer and    from 1996 to 1997. Formerly, Director of Finance for
Treasurer                      Kennametal Hertel Europe from 1993 to 1996.

                           OWNERSHIP OF COMMON STOCK
                 BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of the Corporation's Class A Common Stock as of July 30, 1999, by each director, each nominee for director, each Named Executive Officer (as hereinafter defined) and all directors and executive officers as a group.

                                                             AMOUNT AND                      TOTAL
                                                             NATURE OF                     BENEFICIAL
                                                             BENEFICIAL                    OWNERSHIP
                                                             OWNERSHIP         STOCK       AND STOCK
NAME OF BENEFICIAL OWNER                                       (1)(2)       CREDITS (9)     CREDITS
------------------------                                       ------       -----------     -------
Richard C. Alberding......................................     16,000              0         16,000
Jeffery M. Boetticher.....................................     16,000          3,322         19,322
Irwin L. Elson............................................     25,100          2,881         27,981
H. Patrick Mahanes, Jr. ..................................     10,000(3)           0         10,000
Aloysius T. McLaughlin, Jr. ..............................     17,500          2,693         20,193
William R. Newlin.........................................     68,900(4)      12,963         81,863
Richard J. Orwig..........................................     10,000              0         10,000
Markos I. Tambakeras......................................          0              0              0
Diana L. Scott............................................     22,000              0         22,000
Paul E. Fuller............................................        250              0            250
Charles G. Lendvoyi.......................................     11,000(5)           0         11,000
John M. Beaudoin..........................................     52,200(6)           0         52,200
Michael W. Ruprich(7).....................................    107,500(8)           0        107,500
Directors and Executive Officers as a Group (13
  persons)................................................    356,450         21,859        378,309

---------------

(1) The figures shown include 0, 100,000, 0, 10,000, 50,000, 20,000 and 285,000 shares of the Corporation's Class A Common Stock over which Messrs. Orwig, Ruprich, Fuller, Lendvoyi, Beaudoin and Ms. Scott, and all directors and executive officers of the Corporation as a group, respectively, have the right to acquire as of July 30, 1999 or the right to acquire within 60 days thereafter. The figures shown include 15,000 shares of the Corporation's Class A Common Stock over which each of Messrs. Alberding, Boetticher, Elson and McLaughlin have the right to acquire as of July 30, 1999 or the right to acquire within 60 days thereafter and 45,000 shares of the Corporation's Class A Common Stock over which Mr. Newlin has the right to acquire as of July 30, 1999 or the right to acquire within 60 days thereafter.

(2) Except for Mr. Newlin (1.6%), Mr. Beaudoin (1.2%) and Mr. Ruprich (2.5%), no other director or executive officer beneficially owned in excess of one percent of any class of the Corporation's stock. Directors and executive officers as a group beneficially own 8.1% of the outstanding Class A Common Stock of the Corporation. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(3) The figure includes 10,000 shares owned by Mr. Mahanes' wife. Mr. Mahanes disclaims beneficial ownership of shares owned by his wife.

(4) The figure includes 300 shares owned by Mr. Newlin's son. Mr. Newlin disclaims beneficial ownership of shares owned by his son.

(5) The figure includes 1,000 shares owned by Mr. Lendvoyi and his wife.

(6) The figure includes 2,200 shares owned by Mr. Beaudoin and his wife.

(7) Mr. Ruprich ceased to serve as a director of the Corporation on September 16, 1998, and as President effective September 17, 1998.

(8) The figure shown includes 7,500 shares owned by Mr. Ruprich and his wife.

(9) These amounts represent Stock Credits to which non-employee directors of the Corporation or Kennametal are entitled pursuant to the Deferred Fee Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by the Corporation to its former President, Mr. Ruprich, to its current President and Chief Executive Officer, Mr. Orwig, and to each of the other four most highly compensated executive officers of the Corporation (the "Named Executive Officers"), during the last completed fiscal year; the compensation paid by the Corporation to Ms. Scott and Messrs. Lendvoyi, Beaudoin and Ruprich in the fiscal year ended 1998; the compensation paid by the Corporation to Mr. Beaudoin and Ms. Scott in the fiscal year ended 1997; and the compensation paid by Kennametal to Messrs. Ruprich and Lendvoyi in the fiscal year ended 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                          ANNUAL COMPENSATION      COMPENSATION    ALL OTHER
                                             FISCAL    -------------------------      AWARDS      COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR     SALARY($)    BONUS($)(5)     OPTIONS(#)     ($)(6)(7)
---------------------------                   ----     ---------    -----------     ----------     ---------
Richard J. Orwig,                             1999      264,584(2)     50,000         50,000         8,964
  President and Chief
  Executive Officer

John M. Beaudoin,                             1999      159,996        15,000          7,500         4,960
  Vice President--Marketing                   1998      170,039        72,000              0         3,640
                                              1997      100,053        34,924         50,000         3,958

Charles G. Lendvoyi,                          1999      136,104        15,000          5,000         4,916
  Vice President--Full Service                1998      128,443        30,000              0         3,049
                                              1997      123,166        17,276         10,000         3,946

Diana L. Scott,                               1999      136,000        15,000          2,500         5,160
  Vice President,                             1998      123,619        48,000              0         2,803
  Chief Financial Officer and Treasurer       1997       66,904(3)     20,000         20,000         3,430

Paul E. Fuller,                               1999      117,981(4)     15,000         12,500         5,090
  Vice President--Sales

Michael W. Ruprich,                           1999      364,587             0              0         1,858
  Former President (1)                        1998      380,765       220,000              0         7,745
                                              1997      264,508       120,000        100,000         5,045

---------------

(1) Mr. Ruprich was President of J&L, then a wholly owned subsidiary of Kennametal and, after the initial public offering of its Class A Common Stock which was consummated in July 1997 (the "Offering"), a wholly owned subsidiary of the Corporation, until June 30, 1996. Effective July 1, 1996, Mr. Ruprich was named Director of Global Marketing and Sales, Kennametal. Mr. Ruprich was named President of the Corporation upon its formation. Mr. Ruprich ceased to serve as a director of the Corporation on September 16, 1998, and as President effective September 17, 1998.

(2) Represents salary paid from October 1998 through June 30, 1999.

(3) Represents salary paid from November 1996 through June 30, 1997.

(4) Represents salary paid from November 1998 until June 30, 1999.

(5) Includes bonuses paid to certain of the Named Executive Officers in 1997 in shares of Kennametal Capital Stock or in stock credits representing Kennametal Capital Stock ("Kennametal Stock Credits") as elected by the individual under Kennametal's Performance Bonus Stock Plan of 1995, as amended, described below.

(6) This figure includes amounts contributed by Kennametal under the Kennametal Inc. Thrift Plan. Eligible employees may elect to contribute 2% to 12% of their monthly compensation (salary and, if applicable, bonus) to this plan; however, the Corporation is required to reimburse Kennametal for the amounts contributed. Kennametal contributes to each participant's account an amount equal to one-half of that portion of the employee's contribution which does not exceed 6% of the employee's compensation. Contributed sums are invested in proportions as directed by the employee in a fixed income fund and various equity funds (including Kennametal Capital Stock) and balanced funds (consisting of both equity and fixed income securities), each managed by investment management companies, and can be withdrawn by the employee only upon the occurrence of certain events. Certain terms of the plan are designed to make available to participants the provisions of section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), which permit elective employee contributions on a pre-tax basis.

(7) This figure includes imputed income based upon premiums paid by the Corporation to secure and maintain for certain executive officers of the Corporation, who are eligible and elect to participate, a $500,000 term life insurance policy on the life of such officer until he or she reaches age 65. For Mr. Orwig, this figure also includes amounts paid for Medicare tax and income gross-up on supplemental pension benefit accrual.

KENNAMETAL MANAGEMENT PERFORMANCE BONUS PLAN

     Bonus amounts set forth in the Summary Compensation Table for 1997 were paid pursuant to Kennametal's Management Performance Bonus Plan for executives and managers which is designed to tie bonus awards to Kennametal performance, unit performance, and individual contribution, relative to Kennametal's business plans, strategies and shareowner value creation. This bonus plan also is intended to maintain management compensation at a competitive level, as indicated by published compensation surveys. Bonuses to the Corporation's employees in 1998 and 1999, including the Named Executive Officers, were paid pursuant to the JLK Bonus Plan.

KENNAMETAL PERFORMANCE BONUS STOCK PLAN

     Pursuant to the Kennametal Inc. Performance Bonus Stock Plan of 1995, participants in selected cash bonus and deferred compensation plans were permitted to elect to receive, in lieu of cash, Kennametal Capital Stock or Kennametal Stock Credits.

KENNAMETAL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Mr. Orwig, who has an employment agreement with Kennametal, is eligible to receive supplemental retirement benefits for life following termination of active employment by retirement or disability pursuant to the Kennametal Inc. Supplemental Executive Retirement Plan ("SERP"). These supplemental retirement benefits vest in equal annual increments over a term of five years commencing on his 56th birthday or completely upon the occurrence of a change in control of Kennametal, whether or not the transaction or election causing the change in control is approved by at least two-thirds of the directors. If Mr. Orwig dies while actively employed or receiving such payments, his spouse or other designated beneficiary will receive annually up to 50% of the vested amount for life. The severance payments and the accrued supplemental retirement benefits would be funded by the transfer of cash into a deferred compensation trust (a so-called "Rabbi Trust") upon the occurrence of a threatened or actual change in control of Kennametal.

KENNAMETAL STOCK OPTION PLANS

     The Kennametal Inc. Stock Option and Incentive Plan of 1992, as amended (the "1992 Plan"), provides for the granting of nonstatutory and incentive stock options and share awards covering the lesser of 1,650,000 shares (gross) and 1,109,255 shares (net) of Kennametal Capital Stock. The Kennametal Inc. Stock Option and Incentive Plan of 1996 (the "1996 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering 1,500,000 shares of Kennametal Capital Stock. The Kennametal Inc. 1999 Stock Plan provides for the granting of nonstatutory stock options and share awards covering 600,000 shares. Corporation employees are eligible to receive grants and awards under these plans. Although options are still outstanding under the Kennametal Inc. Stock Option and Incentive Plan of 1988, no further grants of options may be made under that plan.

     Under each of the plans, the price at which shares covered by an option may be purchased must not be less than the fair market value of such shares at the time the option is granted or, in the case of the non-qualified stock options granted under the 1992 Plan, at not less than 75% of the fair market value. The purchase price must be paid in full at the time of exercise either in cash or, in the discretion of the administrator of the plan, by delivering shares of Kennametal Capital Stock or a combination of shares and cash having an aggregate fair market value equal to the purchase price. For the fiscal year ended June 30, 1999, 35 employees of the Corporation were granted options under the Kennametal stock option plans.

JLK DIRECT DISTRIBUTION INC. MANAGEMENT BONUS PLAN

     The Corporation's Board of Directors has adopted the JLK Bonus Plan for executives, managers and other employees which is designed to tie bonus awards to Corporation performance, unit performance and individual contribution, relative to the Corporation's business plans, strategies and shareowner value creation. This bonus plan also is intended to maintain management compensation at a competitive level, as indicated by published compensation surveys. Each of the Named Executive Officers is eligible to receive bonuses under this plan. The annual bonus awarded to each of the Named Executive Officers under this plan for 1998 and 1999 is specified above under "Compensation of Executive Officers."

JLK DIRECT DISTRIBUTION INC. 1997 STOCK OPTION AND INCENTIVE PLAN

     The JLK Direct Distribution Inc. 1997 Stock Option and Incentive Plan (the "1997 Plan") provides for the granting of nonstatutory and incentive stock options or share awards covering 2,000,000 shares of Class A Common Stock, although the maximum number of shares that can take the form of share awards is 100,000, subject to adjustment.

     Under the 1997 Plan, the price at which each share covered by an option may be purchased will be determined in each case by the Plan Administrator, but must not be less than the fair market value of such shares at the time the option is granted. The purchase price must be paid in full at the time of exercise, either in cash or, in the discretion of the Plan Administrator, by delivering shares of the Corporation's Class A Common Stock or a combination of shares and cash having an aggregate fair market value equal to the purchase price. Under the 1997 Plan, any shares of the Corporation's Class A Common Stock delivered as payment, in whole or in part, must have been held for at least six months. For fiscal year ended June 30, 1999, 35 employees of the Corporation were granted options under the 1997 Plan.

     The following table sets forth information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                     INDIVIDUAL GRANT
                                   ------------------------------------------------------------------------------------
                                                        % OF TOTAL
                                       NUMBER OF         OPTIONS     EXERCISE OR
                                       SECURITIES       GRANTED IN      BASE
                                   UNDERLYING OPTIONS     FISCAL        PRICE                        GRANT DATE PRESENT
NAME                                 GRANTED (1)(#)        YEAR       ($/SHARE)    EXPIRATION DATE      VALUE (2)($)
----                               ------------------   ----------   -----------   ---------------   ------------------
Richard J. Orwig.................        50,000           34.71       11.53125       10/29/2008           240,180
John M. Beaudoin.................         7,500            5.21       11.53125       10/29/2008            36,027
Charles G. Lendvoyi..............         5,000            3.47       11.53125       10/29/2008            24,018
Diana L. Scott...................         2,500            1.73       11.53125       10/29/2008            12,009
Paul E. Fuller...................        12,500            8.68       11.53125       10/29/2008            60,045
Michael W. Ruprich...............             0               0              0                0                 0

---------------

(1) Options with respect to the Corporation's Class A Common Stock were granted with an exercise price equal to the fair market value of the Corporation's Class A Common Stock on the date of grant. The options granted have a three year vesting schedule so that 1/3 of the options vest in October 1999, October 2000 and October 2001, respectively.

(2) Based on the Black-Scholes Option Valuation model adjusted for dividends to determine grant date present value of the options. The Corporation does not advocate or necessarily agree that the Black-Scholes model properly reflects the value of an option. The assumptions used in calculating the option value with respect to the Corporation's Class A Common Stock include the following: a risk-free interest rate of 4.37% (the rate applicable to a five-year treasury security at the time of the award); no dividend yield; volatility of 40.0% (calculated using daily stock returns for the twelve-month period preceding the option award); and a stock price at date of grant of $11.53125 (the exercise price at which these options were granted was equal to the fair market value of the Corporation's Class A Common Stock on the date of grant). The value of these options under the Black-Scholes model of option valuation applying the preceding assumptions is $4.8036 per share.

     The ultimate value of the options will depend on the future market price of the stock of the Corporation which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the relevant stock over the exercise price on the date the option is exercised. No adjustments were made for forfeitures or vesting restrictions on exercise.

     The following table sets forth information concerning options to purchase the Corporation's Class A Common Stock held by the Named Executive Officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                               NUMBER OF
                                                                              SECURITIES           VALUE OF
                                                                              UNDERLYING          UNEXERCISED
                                                                              UNEXERCISED        IN-THE-MONEY
                                                                           OPTIONS AT FISCAL   OPTIONS AT FISCAL
                                              SHARES                          YEAR END(#)         YEAR-END($)
                                             ACQUIRED          VALUE         (EXERCISABLE/       (EXERCISABLE/
NAME                                      ON EXERCISE (#)   REALIZED ($)    UNEXERCISABLE)      UNEXERCISABLE)
----                                      ---------------   ------------   -----------------   -----------------
Richard J. Orwig........................         0               --                 0/50,000                --/0
John M. Beaudoin........................         0               --             50,000/7,500                 0/0
Charles G. Lendvoyi.....................         0               --             10,000/5,000                 0/0
Diana L. Scott..........................         0               --             20,000/2,500                 0/0
Paul E. Fuller..........................         0               --                 0/12,500                --/0
Michael W. Ruprich......................         0               --                100,000/0                0/--

RETIREMENT BENEFITS

     The Named Executive Officers and certain other Corporation employees are entitled to receive benefits pursuant to the Kennametal Inc. Retirement Income Plan. The following table indicates, for purposes of illustration, the approximate annual retirement benefits that would be payable at the present time on a straight life annuity basis pursuant to the Kennametal Inc. Retirement Income Plan. The amounts shown below have not been adjusted for Social Security offset.

                               PENSION PLAN TABLE

 ANNUALIZED    ANNUAL BENEFIT UPON RETIREMENT WITH YEARS OF CREDITED SERVICE INDICATED
  COVERED      -----------------------------------------------------------------------
COMPENSATION       15             20             25             30             35
------------       --             --             --             --             --
  $ 75,000       $22,500       $ 30,000       $ 37,500       $ 41,250       $ 45,000
   100,000        30,000         40,000         50,000         55,000         60,000
   150,000        45,000         60,000         75,000         82,500         90,000
   200,000        60,000         80,000        100,000        110,000        120,000
   250,000        75,000        100,000        125,000        137,500        150,000
   300,000        90,000        120,000        150,000        165,000        180,000
   400,000       120,000        160,000        200,000        240,000        280,000
   500,000       150,000        200,000        250,000        300,000        350,000

     Annualized Covered Compensation is based on average monthly earnings, consisting solely of base salary and bonus (which amounts for the past three fiscal years are included in the Salary and Bonus columns of the Summary Compensation Table), for the nine years out of the last twelve years of service immediately preceding retirement during which the highest compensation was received. The entire cost of this plan is paid by Kennametal, however, the Corporation is required to reimburse Kennametal for the incremental cost of providing the benefit to employees of the Corporation. Under the Code, certain limits are imposed on payments under the plan. Payments in excess of the maximum annual pension benefits payable under this plan to certain executive officers of Kennametal would be paid pursuant to the Kennametal SERP. The Corporation will reimburse Kennametal for any supplemental retirement benefit amounts paid by Kennametal to former employees of the Corporation under the SERP.

     As of June 30, 1999, the credited years of service under the Kennametal Inc. Retirement Income Plan for the Named Executive Officers were approximately:
Richard J. Orwig, 15 years; John M. Beaudoin, 19 years; Charles G. Lendvoyi, 6 years; Diana L. Scott, 12 years; and Paul E. Fuller, 28 years.

     Annualized Covered Compensation as of June 30, 1999, for purposes of the retirement benefits under the Kennametal Inc. Retirement Income Plan for the Named Executive Officers (and, for Mr. Orwig under the SERP) is as follows:
Richard J. Orwig, $421,700; John M. Beaudoin, $101,737; Charles G. Lendvoyi, $135,590; Diana L. Scott, $113,248; and Paul E. Fuller, $96,077. Due to the SERP and assuming full vesting, Mr. Orwig's annual benefit based on the above Annualized Covered Compensation and his credited years of service would approximate $190,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Markos I. Tambakeras, who serves on the Compensation Committee, effective July 1, 1999 is President and Chief Executive Officer of Kennametal.

     The Corporation engages in business transactions with Kennametal and its subsidiaries. Products purchased for resale from Kennametal and its subsidiaries totaled $38.6 million in 1999, $40.7 million in 1998, and $30.9 million in 1997. Sales to these entities totaled $13.1 million in 1999, $10.6 million in 1998, and $12.4 million in 1997.

     The Corporation receives from Kennametal certain warehouse, management information systems, financial and administrative services. All amounts incurred by Kennametal on behalf of the Corporation are reflected in operating expenses in the Corporation's statements of income. In addition, costs charged to the Corporation by Kennametal, totaled $9.5 million in 1999, $12.1 million in 1998, and $9.3 million in 1997. The Corporation paid approximately $0.3 million in interest expense to Kennametal during 1999 and charged approximately $2.9 million in interest expense to Kennametal in 1998 under the Cash Management Agreement. Kennametal intends to continue to provide services to the Corporation in the future in accordance with the terms of the intercompany agreements described in "Certain Relationships and Related Transactions -- Relationship with Kennametal." The amounts charged pursuant to these intercompany agreements reflect the actual costs incurred by Kennametal in providing these services.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH KENNAMETAL

     Kennametal currently holds 100% of the outstanding Class B Common Stock of the Corporation. As of September 8, 1999, 4,917,000 shares of Class A Common Stock were issued, of which 4,273,390 were outstanding, and 643,610 were held as treasury shares. Accordingly, as of such date Kennametal owned Common Stock representing approximately 82.6% of the economic interest in the Corporation and representing approximately 97.9% of the combined voting power of the Corporation's outstanding Common Stock.

     For so long as Kennametal continues to own shares of Class B Common Stock representing more than 50% of the combined voting power of the Common Stock of the Corporation, Kennametal will be able, among other things, to determine any corporate action requiring approval of holders of Common Stock representing a majority of the combined voting power of the Common Stock, including the election of the entire Board of Directors of the Corporation, certain amendments to the Articles of Incorporation and By-Laws of the Corporation and approval of certain mergers and other control transactions, without the consent of the other shareowners of the Corporation.

     In addition, through its control of the Board of Directors and beneficial ownership of Class B Common Stock, Kennametal will be able to control certain decisions, including decisions with respect to the Corporation's dividend policy, the Corporation's access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), mergers or other business combinations involving the Corporation, the acquisition or disposition of assets by the Corporation and any change in control of the Corporation. Kennametal has advised the Corporation that its current intention is to continue to hold all of the Class B Common Stock beneficially owned by it. Kennametal has no agreement with the Corporation not to sell or distribute such shares. There can be no assurance concerning the period of time during which Kennametal will maintain its beneficial ownership of Class B Common Stock.

     Beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Stock is required in order for Kennametal to continue to include the Corporation in its consolidated group for federal income tax purposes and ownership of at least 80% of the total voting power and 80% of any class of nonvoting capital stock is required in order for Kennametal to be able to effect a tax-free spin-off.

INTERCOMPANY AGREEMENTS

     The Corporation's relationship with Kennametal is also governed by agreements entered into in connection with the Corporation's initial public offering of its Class A Common Stock which was consummated in July 1997 (the "Offering") with Kennametal, including an administrative services agreement, a lease agreement, shared facilities agreements (subleases), a product supply agreement, a tax-sharing agreement, a trademark license agreement, an indemnification agreement, a non-competition and corporate opportunities allocation agreement, an intercompany debt/investment and cash management agreement, warehousing agreements and a corporate agreement, the material terms of which are described below.

     The descriptions set forth below are intended to be summaries, and while material terms of the agreements are set forth herein, the descriptions are qualified in their entirety by reference to the forms of the relevant agreement which are incorporated herein by reference to the exhibits to Amendment No. 1 to the

Corporation's Registration Statement on Form S-1, filed with the Commission on June 4, 1997. The Articles of Incorporation also contain provisions relating to the allocation of business opportunities that may be suitable for either of Kennametal or the Corporation and to the approval of transactions between the Corporation and Kennametal.

  Administrative Services Agreement

     The Corporation and Kennametal have entered into an intercompany Administrative Services Agreement (the "Services Agreement") with respect to services provided by Kennametal to the Corporation. The Services Agreement provides that such services are provided in exchange for fees which, generally:
(i) in the case of services purchased by Kennametal from third parties for the Corporation, are based upon the incremental cost charged by such third parties to Kennametal for such services provided to the Corporation; and (ii) in the case of services directly provided by Kennametal, are based on the estimated costs, including a reasonable allocation of direct and indirect overhead costs, incurred by Kennametal for the services it provides directly to the Corporation. Such fees are paid monthly in arrears. The Corporation may request an expansion or termination of services, in which case the parties discuss, without obligation, the provision or termination of such services and an appropriate charge or reduction in charges for such services. The purpose of the Services Agreement is to ensure that Kennametal continues to provide to the Corporation the range of services that Kennametal provided to the Corporation prior to the Offering. With respect to matters covered by the Services Agreement, the relationship between Kennametal and the Corporation is intended to continue in a manner generally consistent with prior practices. The services initially provided by Kennametal to the Corporation include, among other things, certain treasury, general accounting and administrative services including, tax, risk management, human resources, legal, internal audit, marketing, executive time and space, and information systems services.

     The Services Agreement also provides that Kennametal will arrange and administer all existing insurance arrangements and may continue coverage of the Corporation under Kennametal's insurance policies and will allow eligible employees of the Corporation to participate in all of Kennametal's benefit plans. In addition, under the Services Agreement, the Corporation will reimburse Kennametal for the portion of Kennametal's premium cost with respect to such insurance that is attributable to coverage of the Corporation and reimburse Kennametal for Kennametal's costs (including any contributions and premium costs and including certain third-party expenses and allocation of certain personnel expenses of Kennametal), generally in accordance with past practice, relating to participation by the Corporation's employees in any of Kennametal's benefit plans.

     The Services Agreement has an initial term of 10 years and will be renewed automatically thereafter for successive one-year terms, provided however, that after the initial 10-year term or any renewal term, the Services Agreement may be terminated at the end of such initial term or any subsequent renewal term by either party upon six months' prior written notice. The Services Agreement also provides that it is subject to early termination by Kennametal if: (i) Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock; (ii) any person or group, other than Kennametal or its affiliates, directly or indirectly has the power to exercise a controlling influence over the Corporation; or (iii) a majority of the directors of the Corporation were neither nominated by Kennametal or by the Corporation's Board of Directors nor appointed by directors so nominated. The Services Agreement also may be terminated by the non-breaching party if the other party materially breaches its terms.

     Pursuant to the Services Agreement, for the term of and for a period of five years following the termination of the Services Agreement, each party agrees to indemnify the other, except in certain limited circumstances, against liabilities that the other may incur by reason of or related to such party's failure to perform its obligations under the Services Agreement. Under the Services Agreement, the fees for services provided by Kennametal to the Corporation during 1999 were approximately $5.6 million.

  Lease Agreement

     The Corporation and Kennametal have entered into a Lease Agreement (the "Lease Agreement") pursuant to which Kennametal leases to the Corporation space within buildings located on Kennametal's premises. The Corporation uses such space for the display and retail sale of metalworking consumables and related products, as well as for ancillary office and storage use. The Corporation may not use the premises for any other purpose or business without the prior consent of Kennametal. The Corporation is required to indemnify Kennametal against certain liabilities in respect of the use of the premises. The Lease Agreement will remain in effect for a term of 10 years but may be extended for successive one-year terms by the Corporation upon written notice to Kennametal. Kennametal may terminate the Lease Agreement if: (i) the Corporation owns shares representing less than a majority of the voting power of the outstanding common stock of J&L; (ii) Kennametal or its affiliates, own Common Stock representing less than a majority of the voting power of all Common Stock; (iii) any person or group, other than Kennametal or its affiliates, directly or indirectly has the power to exercise a controlling influence over the Corporation; or (iv) a majority of the directors of the Corporation were neither nominated by Kennametal or by the Corporation's Board of Directors nor appointed by directors so nominated. The Lease Agreement also may be terminated by the non-breaching party if the other party materially breaches its terms. The Corporation paid approximately $106,000 in lease payments during 1999 under the Lease Agreement.

  Shared Facilities Agreements

     The Corporation and Kennametal have entered into Shared Facilities Agreements (the "Shared Facilities Agreements") pursuant to which each company subleases to the other company the facilities which are leased by either of the companies and shared with the other company. The Shared Facilities Agreements provide that the relevant sublessor will lease space to the sublessee at a rental rate equal to a pro rata share (based on square feet occupied) of all costs and expenses (principally fixed rent) under the relevant lease. The Shared Facilities Agreements provide for a term, with respect to each subleased facility, equal to the term of the underlying lease. Under the Shared Facilities Agreement, the Corporation paid Kennametal approximately $311,000 for the portion of the costs and expenses attributable to it under the relevant leases. Kennametal paid the Corporation approximately $202,000 for the portion of the costs and expenses attributable to it under the relevant leases.

  Product Supply Agreement

     The Corporation and Kennametal have entered into a Product Supply Agreement (the "Supply Agreement") which has a term of 10 years pursuant to which Kennametal agrees to supply and the Corporation agrees to purchase from Kennametal all of the Corporation's requirements for metalworking consumables and related products direct-marketed by the Corporation, and Kennametal further agrees to supply all metalworking consumables and related products requested pursuant to Full Service Supply Programs, except as otherwise agreed from time to time between the Corporation and Kennametal. The Corporation is entitled to purchase products for its direct-marketing business at prices discounted from Kennametal's published price for each such product depending upon the volume of each such product purchased by the Corporation. The gross margin realized by the Corporation from the sale of products purchased from Kennametal and resold in the Corporation's direct-marketing program slightly exceeds the gross margin which the Corporation realizes on all products resold in the direct-marketing program. The Corporation's Articles of Incorporation contain similar provisions regarding product supply. Pursuant to the Corporate Opportunities Agreement (see below), Kennametal has agreed that, with the exception of existing relationships, Kennametal will not sell, distribute or otherwise make available Kennametal products to any person that competes with the Corporation. The Supply Agreement will remain in effect for a term of 10 years, but may be earlier terminated by either party if Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock or if the other party materially breaches the Supply Agreement or the Corporate Opportunities Agreement. Under the Supply Agreement, the Corporation paid Kennametal approximately $38.6 million for products supplied during fiscal 1999.

  Tax-Sharing Agreement

     The Corporation is included in Kennametal's federal consolidated income tax group, and the Corporation's tax liability is included in the consolidated federal income tax liability of Kennametal and its subsidiaries. In certain circumstances, certain of the Corporation's subsidiaries may be included with certain subsidiaries of Kennametal in combined, consolidated or unitary income tax groups for state and local tax purposes. Pursuant to the Tax-Sharing Agreement, the Corporation makes payments to Kennametal such that, with respect to any period, the amount of taxes to be paid by the Corporation, subject to certain adjustments, are determined as though the Corporation were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of Kennametal arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing combined, consolidated or unitary (as applicable) federal, state and local returns rather than a consolidated subsidiary of Kennametal with respect to federal, state and local income taxes. The Corporation is reimbursed, however, for tax attributes that it generates, such as net operating losses, if and when they are used on a consolidated basis.

     Kennametal has all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), is the sole and exclusive agent for the Corporation in any and all matters relating to the income, franchise and similar tax liabilities of the Corporation, has sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns (or amended returns), and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Corporation. In addition, Kennametal has agreed to undertake to provide the aforementioned services with respect to the Corporation's separate state and local income tax returns and the Corporation's foreign income tax returns. Under the Services Agreement, the Corporation pays Kennametal a fee intended to reimburse Kennametal for all direct and indirect costs and expenses incurred with respect to the Corporation's share of the overall costs and expenses incurred by Kennametal with respect to tax related services.

     In general, the Corporation will be included in Kennametal's consolidated group for federal income tax purposes for so long as Kennametal beneficially owns at least 80% of the total voting power and value of the outstanding Common Stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax-Sharing Agreement allocates tax liabilities between the Corporation and Kennametal, during the period in which the Corporation is included in Kennametal's consolidated group, the Corporation could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Kennametal's consolidated group.

  Trademark License Agreement

     The Corporation and Kennametal have entered into a Trademark License Agreement (the "License Agreement"). The License Agreement provides, among other things, for the grant to the Corporation by Kennametal of a non-exclusive license to use the trademarks, service marks, trade names and other intellectual property (collectively, the "Marks") of Kennametal identified therein in connection with the Corporation's business and for the grant to Kennametal by the Corporation of a non-exclusive license to use the Corporation's Marks on similar terms. Under the terms of the License Agreement, each party shall indemnify the other and its affiliates against certain liabilities in respect of the use of the Marks. The License Agreement shall remain in effect for a term of 10 years, but may be earlier terminated by Kennametal if Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock or by either party if the other party materially breaches the License Agreement or any of the other intercompany agreements. A termination of the License Agreement could have a material adverse effect on the business, financial condition or results of operation of the Corporation.

  Indemnification Agreement

     The Corporation and Kennametal have entered into an Indemnification Agreement (the "Indemnification Agreement"). Under the Indemnification Agreement, subject to limited exceptions, the Corporation is required to indemnify Kennametal and its directors, officers, employees, agents and representatives for liabilities under federal or state securities laws as a result of the Offering, including liabilities arising out of or based upon alleged misrepresentations in or omissions from the Corporation's Rule 424(b) Prospectus, filed with the Commission on June 27, 1997. The Indemnification Agreement also provides that each party thereto (the "Indemnifying Party") will indemnify the other party thereto and its directors, officers, employees, agents and representatives (the "Indemnified Party") for liabilities that may be incurred by the Indemnified Party relating to, resulting from or arising out of:
(i) the businesses and operations conducted or formerly conducted, or assets owned or formerly owned, by the Indemnifying Party and its subsidiaries (except, in the case where Kennametal is the Indemnifying Party, such businesses, operations and assets of the Corporation and its subsidiaries); or (ii) the failure by the Indemnifying Party to comply with any other agreements executed in connection with the Offering, except to the extent caused by the Indemnified Party. The Indemnification Agreement also provides that the Corporation will indemnify Kennametal for any liabilities incurred under guarantees of leases.

  Non-Competition and Corporate Opportunities Allocation Agreement

     Pursuant to a Non-Competition and Corporate Opportunities Allocation Agreement (the "Corporate Opportunities Agreement") entered into between Kennametal and the Corporation: (i) Kennametal has agreed for as long as the other intercompany agreements remain in effect (whose term is 10 years); (A) not to compete with the Corporation in the business of direct marketing of a broad range of metalworking consumables and related products through catalogs, monthly promotional flyers, additional mailings and advertisements, telemarketing efforts, direct-sales efforts and showrooms targeted at small and medium-sized metalworking shops, as well as the supply of consumable tooling and related metalworking products at designated manufacturing plants of large industrial customers through integrated industrial supply programs (the "Base Business"), except where the Corporation has been offered by Kennametal or its affiliates or a third party the right to acquire a business which falls under the Base Business at fair market value and the Corporation's Board of Directors has determined, for whatever reason, that the Corporation shall not acquire such business; and (B) not to sell, offer to sell, distribute or otherwise make available Kennametal manufactured and branded products to anyone who intends to direct market such products and therefore competes with the Corporation's direct-marketing program, except with respect to those contracts, arrangements or relationships in existence on the date of the Corporate Opportunities Agreement or with the prior written consent of the Corporation; and (ii) the Corporation has agreed for as long as the other intercompany agreements remain in effect not to sell, offer to sell, distribute or otherwise make available any products which compete directly or indirectly with Kennametal without the prior written consent of Kennametal, except in connection with the provision of integrated industrial supply programs as may be required specifically by customers thereof. Similar provisions are contained in the Articles of Incorporation.

     The Corporate Opportunities Agreement provides that Kennametal has the right to any future business opportunities outside the scope of the Base Business and has the right as to any future business opportunities outside the scope of the Base Business but which are reasonably related to the Base Business, to determine the allocation thereof based solely upon Kennametal's evaluation of what is in the best interests of Kennametal under the circumstances. Under such agreement, the good faith determination of Kennametal as to the scope of the Base Business, the applicability of any exceptions discussed above to its agreement not to compete or the allocation of any corporate opportunities outside the scope of the Base Business, will be conclusive and binding. The Corporate Opportunities Agreement will remain in effect for a term of 10 years but may be earlier terminated by Kennametal if Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock or if the Corporation materially breaches the Corporate Opportunities Agreement or the Product Supply Agreement. The Articles of Incorporation also restrict the Corporation's ability to pursue future business opportunities.

  Intercompany Debt/Investment and Cash Management Agreement

     The Corporation and Kennametal have entered into an Intercompany Debt/Investment and Cash Management Agreement (the "Cash Management Agreement") under which the Corporation participates in Kennametal's centralized cash management system. The Cash Management Agreement provides for a daily transfer from the Corporation's cash accounts to Kennametal's centralized cash accounts and daily funding of the disbursements of the Corporation from such Kennametal cash accounts. The Corporation receives interest on net cash flows to Kennametal's centralized cash accounts and is charged interest on net borrowings from the Kennametal centralized cash accounts at a rate equal to the interest rate available to Kennametal from outside sources for short term borrowings or investments, depending upon the overall position of the centralized cash accounts. The Corporation pays for this service pursuant to the Services Agreement and reimburses Kennametal for an allocable portion of Kennametal's facility and/or commitment fees under its credit lines. The Cash Management Agreement will remain in effect for a term of 10 years, but may be earlier terminated by Kennametal if Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock or by either party if the other party materially breaches the Cash Management Agreement or any of the other intercompany agreements. The Corporation paid approximately $0.3 million in interest to Kennametal during 1999 under the Cash Management Agreement.

  Warehousing Agreements

     The Corporation and Kennametal have entered into separate Warehousing Agreements ("Warehousing Agreements") with respect to: (i) Kennametal distribution centers and warehouses that store products for the Corporation; and
(ii) Corporation distribution centers and warehouses that store products for Kennametal. The terms of each Warehousing Agreement provide for the warehouser to store the warehousee's products in the warehouses segregated and separate from the warehouser's products and, upon request by the warehousee, to ship its products from these warehouses to the warehousee's customers. The warehousee pays to the warehouser a charge for each of the products picked, packed and shipped based upon an allocation of costs (including overhead) incurred by the warehouser at these warehouses. The Warehousing Agreements shall remain in effect for a term of 10 years but may be earlier terminated by Kennametal if:
(i) Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock; or (ii) if the Corporation owns shares representing less than a majority of the voting power of the outstanding common stock of J&L. The Warehousing Agreements may also be terminated by either party if the other party materially breaches such Warehousing Agreement or any of the other intercompany agreements. Under the Warehousing Agreement, the Corporation paid Kennametal approximately $3.7 million for its allocation of costs during 1999.

  Corporate Agreement

     The Corporation and Kennametal have entered into a Corporate Agreement (the "Corporate Agreement") under which the Corporation granted to Kennametal a continuing option, transferable, in whole or in part, to any of its affiliates, to purchase, under certain circumstances, additional shares of Class B Common Stock or Class A Common Stock (the "Stock Option"). The Stock Option may be exercised by Kennametal simultaneously with the issuance of any equity security of the Corporation or immediately prior to a Tax-Free Spin-Off to the extent necessary to maintain its then existing percentage of the total voting power and economic value of the Corporation at 80% of all outstanding Common Stock or, in connection with a Tax-Free Spin-Off, in order to acquire stock ownership necessary to effect a Tax-Free Spin-Off. The purchase price of the shares of Common Stock purchased upon any exercise of the Stock Option, subject to certain exceptions, shall be based on the market price of the Class A Common Stock. The Stock Option expires on the Control Termination Date. The Corporation does not intend to issue additional shares of Class B Common Stock except pursuant to the exercise of the Stock Option and as permitted by any law, rule or regulation to which the Corporation is subject.

     The Corporate Agreement further provides that, upon the request of Kennametal, the Corporation shall use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Common Stock (and any other securities issued in respect of or in exchange for either) held by

Kennametal for sale in accordance with Kennametal's intended method of disposition thereof and will take such other actions necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Corporate Agreement. Although as of the date hereof, Kennametal has no current plan or intention other than to hold its shares of Class B Common Stock for the foreseeable future, Kennametal also has the right, which it may exercise at any time and from time to time, to include the shares of Class A Common Stock (and any other securities issued in respect of or in exchange for either) held by it in certain other registrations of common equity securities of the Corporation initiated by the Corporation on its own behalf or on behalf of its other shareowners. The Corporation agrees to pay all out-of-pocket costs and expenses (other than underwriting discounts and commissions) in connection with each such registration that Kennametal requests or in which Kennametal participates. Subject to certain limitations specified in the Corporate Agreement, such registration rights will be assignable by Kennametal and its assigns. The Corporate Agreement contains indemnification and contribution provisions: (i) by Kennametal and its permitted assigns for the benefit of the Corporation and related persons; and (ii) by the Corporation for the benefit of Kennametal and the other persons entitled to effect registrations of Common Stock and related persons.

     The Corporate Agreement provides that for so long as Kennametal maintains beneficial ownership of at least 40% of the number of outstanding shares of Common Stock, the Corporation may not take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or an event of default by Kennametal of: (i) any provision of applicable law or regulation, including but not limited to provisions pertaining to the Code or ERISA; (ii) any provision of Kennametal's Articles of Incorporation or Kennametal's By-Laws; (iii) any credit agreement or other material instrument binding upon Kennametal; or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Kennametal or any of its affiliates or any of their respective assets.

  Receivables Sale Agreement

     In June 1999, the Corporation and Kennametal entered into a Receivables Sale Agreement under which the Corporation sells a portion of its accounts receivables to Kennametal as part of a receivables sale program that Kennametal has entered into with third parties. Kennametal purchased approximately $18.5 million of receivables from the Corporation at June 30, 1999. The proceeds from collection of these receivables are used to purchase additional receivables. The receivables are sold by the Corporation at a price equal to their face value less a discount factor (presently 1%) determined by Kennametal and the Corporation from time to time. Cash received by the Corporation from the sale is returned to Kennametal under the Cash Management Agreement.

CONFLICTS OF INTEREST

     Conflicts of interest may arise between the Corporation and Kennametal in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties, potential competitive business activities, the election of new or additional directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, registration rights, administration of benefits plans, service arrangements, issuances of capital stock of the Corporation, sales or distributions by Kennametal of its remaining shares of Common Stock and the exercise by Kennametal of its ability to control the management and affairs of the Corporation. The Corporation cannot engage in the manufacture of metal cutting tools and inserts and other related products in which Kennametal is engaged. The Articles of Incorporation and the Corporate Opportunities Agreement contain certain noncompete provisions. Circumstances could arise, however, in which the Corporation and Kennametal would engage in activities in competition with one another.

     The Corporation and Kennametal may enter into material transactions and agreements in the future in addition to those described above. The Board will utilize such procedures in evaluating the terms and provisions of any material transactions between the Corporation and Kennametal or its affiliates as the Board may deem appropriate in light of its fiduciary duties under state law. Depending on the nature and size of the particular transaction, in any such evaluation, the Board may rely on management's statements and opinions and may or may not utilize outside experts or consultants or obtain independent appraisals or opinions.

     Four of the eight current directors of the Corporation are also directors of Kennametal, including Kennametal's Chairman, William R. Newlin, and Kennametal's President and Chief Executive Officer, Markos I. Tambakeras. Directors of the Corporation who are also directors of Kennametal will have conflicts of interest with respect to matters potentially or actually involving or affecting the Corporation and Kennametal, such as acquisitions, financing and other corporate opportunities that may be suitable for the Corporation and Kennametal. To the extent that such opportunities arise, such directors may consult with their legal advisors and make a determination after consideration of a number of factors, including whether such opportunity is presented to any such director in his capacity as a director of the Corporation, whether such opportunity is within the Corporation's line of business or consistent with its strategic objectives and whether the Corporation will be able to undertake or benefit from such opportunity. In addition, determinations may be made by the Board, when appropriate, by the vote of the disinterested directors only. Notwithstanding the foregoing, there can be no assurance that conflicts will be resolved in favor of the Corporation. So long as the Corporation remains a subsidiary of Kennametal, the directors and officers of the Corporation will, subject to certain limitations, be indemnified by Kennametal and insured under insurance policies maintained by Kennametal against liability for actions taken or omitted to be taken in their capacities as directors and officers of the Corporation, including actions or omissions that may be alleged to constitute breaches of the fiduciary duties owed by such persons to the Corporation and its shareowners. This insurance may not be applicable to certain of the claims that Kennametal may have against the Corporation pursuant to the Indemnification Agreement or otherwise. It is contemplated that, in the event that Kennametal ceases to own in excess of a majority of the voting power of the Common Stock, the Corporation will obtain its own insurance coverage for its directors and officers in respect of such matters comparable to that currently provided by Kennametal.

RELOCATION LOAN

     On September 17, 1998, Mr. Orwig became President and Chief Executive Officer of the Corporation and ceased to serve as the Vice President and Chief Financial and Administrative Officer of Kennametal. In connection with Mr. Orwig's new position, Mr. Orwig received a loan from the Corporation, for relocation purposes, in the amount of $175,000 which was interest-free until September 10, 1999. The entire amount of the loan was outstanding as of September 14, 1999.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

EXECUTIVE COMPENSATION PHILOSOPHY

Executive and managerial compensation programs at the Corporation are designed and implemented with certain guiding principles in mind:

     - To link the interests of executives and managers to the interests of shareowners and other potential investors.

     - To provide incentives for working toward increasing the market value of the stock and to increase shareowner value through value management.

     - To provide incentives for strategic vision and decision making that will promote the longer-term health and viability of the Corporation.

     - To provide incentives for innovation, quality management, responsiveness to customer needs, value-added products and services, and an action-oriented approach to opportunities in the marketplace.

     - To attract and retain individuals with the leadership and technical skills required to carry the Corporation forward into the future, given the belief that the Corporation's human resources can provide a competitive advantage in the marketplace.

GENERAL COMPENSATION PLAN DESIGN

Executive and management compensation plans consist of (1) a long-term element,
(2) annual performance rewards, and (3) basic compensation.

     - The primary vehicle for providing long-term incentives is the Corporation's stock option plan. The belief is that key executives and certain managers should hold stock options in such quantities as to provide an incentive to make decisions and take actions that will enhance the performance of the Corporation and increase its value. The interests of shareowners and executives are tied together by the market value of the stock.

     - Annual performance rewards include a management performance bonus plan and annual base salary merit increases.

       -- The JLK Bonus Plan for executives and managers, is designed to closely tie bonus awards to corporate performance, unit performance, and individual contribution, relative to the Corporation's business plans, strategies, and earnings performance. The JLK Bonus Plan is also intended to maintain management compensation at a competitive level, as indicated by published compensation surveys.

       -- The annual Base Salary Merit Increase Review for executives provides rewards for more qualitative achievements in innovation, quality, service to the customer, and leadership. Consideration is given to competitive salary increases that are being awarded by similar firms, as indicated by published salary surveys.

     - Basic compensation for executives, is intended to be competitive in the employment market and is designed to attract, retain, and motivate high-quality individuals. Basic compensation includes base salary, flexible and fixed benefit plans, and minor executive perquisites.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     - The President and Chief Executive Officer, Mr. Richard J. Orwig, received a stock option grant of 50,000 shares on October 30, 1998. The option price was the average of the high and low market prices on the date of the grant. One-third of the shares vest on October 30, 1999, 2000 and 2001, respectively. On October 27, 1998, the option grant was approved by the Board of Directors.

     - Under the plan design of the JLK Bonus Plan for fiscal year 1999, a bonus pool was calculated by management and approved by the Board of Directors. Based on specific business and personal achievements, Mr. Orwig received a bonus award of $50,000.

     - Mr. Orwig's base salary was reviewed by the Board of Directors' Compensation Committee in April 1999. In consideration of competitive salary survey data, the Committee recommended the base salary be increased to $350,000, effective May 1, 1999.

COMPENSATION OF EXECUTIVE OFFICERS

     - Stock options were granted to certain executive officers and others on October 30, 1998, for the purpose of providing an incentive for managing the continuing performance and value of the Corporation. These options have a three-year vesting schedule so that 1/3 of the shares vest in October 1999, October 2000 and October 2001, respectively. The grants, as recommended by the President and Chief Executive Officer, were approved by the Board of Directors Compensation Committee on October 27, 1998.

     - Individual executive officer bonus awards were determined by corporate performance, by unit performance, and by individual performance. The awards, as recommended by the President and Chief Executive Officer, were approved by the Board of Directors Compensation Committee on July 27, 1999.

                                            COMPENSATION COMMITTEE FOR
                                            FISCAL YEAR ENDED 1999:

                                            Robert L. McGeehan
                                            Richard C. Alberding

                     COMPARISON OF CUMULATIVE TOTAL RETURN

     The following paragraph compares cumulative total shareowners return on the Corporation's Class A Common Stock with the cumulative total shareowner return on the common equity of the companies in the Standard & Poor's Small Cap 600 Market Index (the "S&P Small Cap") and a peer group of companies determined by the Corporation (the "Peer Group") for the period from June 27, 1997 (when the Corporation listed the Class A Common Stock on the NYSE) to June 30, 1999. The Peer Group consists of the following companies: Airgas, Inc., Barnett Inc., Fastenal Company, MSC Industrial Direct Co., Inc., Strategic Distribution, Inc., Wilmar Industries, Inc. and Industrial Distribution Group, Inc. subsequent to the date it became publicly traded (September 1997).


                 [COMPARISON OF CUMULATIVE TOTAL RETURNS GRAPH]

                                                     JLK DIRECT DIST            S&P SMALLCAP 600               PEER GROUP
                                                     ---------------            ----------------               ----------
6/27/97                                                  100.00                      100.00                      100.00
6/30/97                                                  128.13                      104.42                      110.34
6/30/98                                                  109.38                      124.74                      111.43
6/30/99                                                   46.57                      126.84                       77.75

     The above graph assumes a $100 investment on June 27, 1997 in each of JLK Direct Distribution Inc. Class A Common Stock, the S&P Small Cap and the Peer Group, and further assumes the reinvestment of all dividends.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information with respect to the beneficial ownership of the Corporation's Class B Common Stock as of September 14, 1999:

                                                      PERCENT OF
                                                     OUTSTANDING
   NAME AND ADDRESS       AMOUNT AND NATURE OF         CLASS B
OF BENEFICIAL OWNER(1)  BENEFICIAL OWNERSHIP(2)      COMMON STOCK
----------------------  ------------------------   ----------------
Kennametal Inc.(3)             20,237,000                100

---------------

(1) The address of Kennametal is 1600 Technology Way, Latrobe, Pennsylvania
    15650.

(2) Because the Class B Common Stock is convertible by Kennametal into Class A Common Stock on a one-for-one basis, such ownership also represents beneficial ownership of Class A Common Stock.

(3) See "Relationship with Kennametal" for a description of transactions and arrangements between Kennametal and the Corporation.

     The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Class A Common Stock of the Corporation based upon information available to the Corporation as of September 8, 1999.

                                                                         PERCENT OF
                                                                         OUTSTANDING
                                                                           CLASS A
 NAME AND ADDRESS                         AMOUNT AND NATURE OF             COMMON
OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP              STOCK
-------------------                     -----------------------         -------------
First Pacific Advisors, Inc.                 876,100(1)                      20.5
  11400 West Olympic Boulevard
  Suite 1200
  Los Angeles, CA  90064

Putnam Investments, Inc.                     502,954(2)                      11.76
  One Post Office Square
  Boston, MA 02109

Investment Advisers Inc.                     426,900(3)                      10.0
  3700 First Bank Place
  P.O. Box 357
  Minneapolis, MN 55440

Atlantic Investment Management, Inc.         320,700(4)                       7.5
  750 Lexington Avenue, 6th Floor
  New York, NY 10022

Dimensional Fund Advisors, Inc.              281,500(5)                       6.6
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

---------------

(1) According to a 13G filed by First Pacific Advisors, Inc., the company has shared voting power over 35,500 shares and shared dispositive power over all shares.

(2) According to a 13G filed by Putnam Investments, Inc., the Company has shared voting power over 255,812 shares and shared dispositive power over all shares.

(3) According to Investment Advisers Inc., the company has sole voting power over 290,100 shares and shared voting power over 136,800 shares.

(4) According to a 13D filed by Atlantic Investment Management, Inc., the company has sole voting and sole dispositive power over all shares by reason of serving as the investment advisor to: (i) AJR International Inc., a British Virgin Islands company; (ii) Quest Capital Partners, L.P., a Delaware limited partnership; and (iii) the Managed Accounts.

(5) According to a 13F filed by Dimensional Fund Advisors Inc., the company has sole voting power over all of the shares.

                              ELECTION OF AUDITORS

     Unless otherwise directed by the shareowners, proxies will be voted for the election of Arthur Andersen LLP as the Corporation's independent auditors for the fiscal year ending June 30, 2000. The affirmative vote of the holders of at least a plurality of the shares cast at the meeting is required to elect such firm as auditors. Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S AUDITORS.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     COPIES OF THE ANNUAL REPORT (FORM 10-K) OF THE CORPORATION FOR THE FISCAL YEAR ENDED JUNE 30, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE TO SHAREOWNERS AFTER SEPTEMBER 30, 1999. A SHAREOWNER MAY OBTAIN ONE WITHOUT CHARGE BY WRITING TO: CHIEF FINANCIAL OFFICER, JLK DIRECT DISTRIBUTION INC., 1600 TECHNOLOGY WAY, LATROBE, PENNSYLVANIA 15650.

                                 OTHER MATTERS

     The Corporation knows of no other matters to be presented for action at the Annual Meeting. The enclosed proxy, however, confers discretionary authority with respect to the transaction of any other business that may properly come before the meeting. If any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with their best judgment.

     The Corporation will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this Proxy Statement and the accompanying form of proxy to the holders of Common Stock of the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Corporation personally or by telephone or telex or facsimile. The Corporation may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies for their principals and will reimburse such persons for their expense in so doing. In addition, the Corporation has retained the services of Georgeson Shareholder Communications, Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other shareowners of the Corporation. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $25,000.

SHAREOWNER PROPOSALS AND NOMINATING PROCEDURES

     Shareowners who intend to submit a proposal for inclusion in the Corporation's 2000 Proxy Statement for consideration at the Annual Meeting of the Shareowners of the Corporation to be held in October 2000 must submit such proposal to the attention of the Secretary of the Corporation at the address of its executive offices no later than August 25, 2000. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission and must contain certain information specified in the By-Laws of the Corporation.

     The By-Laws of the Corporation require that all shareowner proposals to be submitted at the Annual Meeting but not included in the Corporation's Proxy Statement be submitted to the Secretary of the Corporation at the address of its executive offices prior to August 25, 2000, together with certain information specified in the By-Laws. The By-Laws of the Corporation also require that nominations for directors to be elected at the 2000 Annual Meeting, other than those made by the Board of Directors, be submitted to the Secretary of the Corporation no later than August 25, 1999. The By-Laws require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareowner. Any shareowner may obtain a copy of the applicable By-Law from the Secretary of the Corporation upon written request.

PROXY                                                                      PROXY


                          JLK DIRECT DISTRIBUTION INC.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

     The undersigned hereby appoints Richard C. Alberding, Richard J. Orwig and Markos I. Tambakeras and each of them with power of substitution in each, as proxies to represent the undersigned at the annual meeting of the shareowners of JLK Direct Distribution Inc. to be held at the Kennametal Inc. Technology Center, located on Route 981 South (recently designated "Technology Way"), approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Tuesday, October 26, 1999 at 2:00 p.m., and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement) in the manner directed by the undersigned as follows:

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM I,
                       AND FOR THE ELECTION OF AUDITORS.

                                     (over)


                              FOLD AND DETACH HERE

                                                                                                                     Please mark
                                                                                                                      your votes
                                                                                                                    as indicated
                                                                                                                 in this example [X]

 I. ELECTION OF DIRECTORS FOR TERMS TO EXPIRE IN 2000

     VOTE FOR ALL           WITHHOLD         Nominees: Richard C. Alberding, Jeffery M. Boetticher, Irwin L. Elson,
    NOMINEES LISTED         AUTHORITY        H. Patrick Mahanes, Jr., Aloysius T. McLaughlin, Jr., William R. Newlin, Richard J.
   (EXCEPT AS SHOWN      TO VOTE FOR ALL     Orwig and Markos I. Tambakeras (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
   TO THE CONTRARY)      NOMINEES LISTED     INDIVIDUAL NOMINEES, WRITE NOMINEE'S NAME ON THE LINE PROVIDED BELOW):

                                             ______________________________________________________________________________________

II. ELECTION OF AUDITORS                                                        This Proxy when properly executed will be voted in
                                                                                the manner directed herein. IF NO DIRECTION IS
                                                                                MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF
    FOR   AGAINST   ABSTAIN                                                     THE NOMINEES IN ITEM I ABOVE AND FOR THE ELECTION
                                                                                OF AUDITORS. THE PROXIES ARE AUTHORIZED, IN
    [ ]     [ ]       [ ]                                                       ACCORDANCE WITH THEIR JUDGMENT, TO VOTE UPON SUCH
                                                                                OTHER MATTERS AS MAY PROPERLY COME BEFORE THE
                                                                                MEETING AND ANY ADJOURNMENTS THEREOF.

                                                                                Dated: _____________________________________ , 1999

                                                                                ___________________________________________________

                                                                                ___________________________________________________

                                                                                Sign exactly as addressed, but if executed for a
                                                                                corporation, minor, etc., sign that name and
                                                                                signature and capacity of authorized signer.


                                                        FOLD AND DETACH HERE





                                                    JLK DIRECT DISTRIBUTION INC.

September 16, 1999

Dear JLK Direct Distribution Inc. Shareowner:

The 1999 Annual Meeting of the Shareowners of JLK Direct Distribution Inc. will be held at 2:00 p.m. on Tuesday, October 26, 1999, at the Kennametal Inc. Technology Center, located on Route 981 South (recently designated "Technology Way"), approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania. I cordially invite you to attend.

Whether or not you plan to attend the meeting, please detach the proxy above, complete it, and return it in the enclosed envelope. Your vote is important to us.

Sincerely,


William R. Newlin
Chairman of the Board
JLK Direct Distribution Inc.